Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher, & Flom LLP]

June 23, 2017

Five Point Holdings, LLC

25 Enterprise, Suite 300

Aliso Viejo, California 92656

Re:	Five Point Holdings, LLC
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Five Point Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of an aggregate of 6,839,108 shares of the Company’s Class A common shares (the “Shares”), that may be issued under the Five Point Holdings, LLC 2016 Incentive Award Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)    the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)    the Plan;

(c)    an executed copy of a certificate of Michael A. Alvarado, Chief Legal Officer, Vice President and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)    a copy of the Company’s Certificate of Formation certified by the Secretary of State of the State of Delaware as of June 19, 2017 and certified pursuant to the Secretary’s Certificate;

(e)    a copy of the Company’s Second Amended and Restated Limited Liability Company Agreement among the members of the Company, dated as of May 15, 2017 (the “Operating Agreement”), certified pursuant to the Secretary’s Certificate; and

(f)    copies of certain resolutions of the Board of Directors of the Company relating to the Plan, the filing of the Registration Statement and certain related matters, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our

Five Point Holdings, LLC

June 23, 2017

satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that all of the Shares will be issued in accordance with the Plan, and each agreement setting forth the terms of each grant under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Limited Liability Company Act (the “DLLCA”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Shares are awarded by the Board of Directors or its Compensation Committee and issued and paid for in accordance with the Plan, (ii) the Registration Statement becomes effective under the Securities Act and (iii) the transfer agent for the Company’s Class A Common Shares has appropriately registered the issuance of the Shares, and an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent against payment for the Shares in accordance with the Operating Agreement, the Plan and any applicable award agreement, the Shares will be duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and the Shares will be validly issued and fully paid, and, under the DLLCA, the holders of the Shares will have no obligation to make further payments for the purchase of such Shares or contributions to the Company solely by reason of their ownership of such Shares except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP